FRANCISCO V. AGUILAR

Secretary of State

401 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation -After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
Stewards, Inc. I
Entity or Nevada Business Identification Number (NVID): NV19991312642
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: SERIES A PREFERRED STOCK
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☒ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.* SERIES A PREFERRED STOCK

              SEE ATTACHED

7. Withdrawal:

Designation being Withdrawn:                                Date of Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Katuischia Murless	Date:	09/04/2026
Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO DESIGNATION — AFTER ISSUANCE
Stewards, Inc.
Series A Preferred Stock

Resolution

RESOLVED, that pursuant to NRS 78.1955 and the Certificate of Designation of the Series A Preferred Stock of Stewards, Inc. (formerly Favo Capital, Inc.) filed with the Nevada Secretary of State on or about June 5, 2023, as amended on or about November 29, 2023 (the “Series A COD”), the Board of Directors of the Company has adopted, and the holders of at least two-thirds of the outstanding Preferred Shares have approved, the following amendment to Section 3(e) of the Series A COD.

Amendment

Section 3(e) of the Series A COD is hereby amended as follows:

1.	The reference to “9.99%” in the first sentence of Section 3(e) is deleted and replaced with “100%.”
2.	The last sentence of Section 3(e) (beginning “By written notice to the Company, any Holder may increase or decrease the Maximum Percentage…”) is deleted in its entirety.

Except as expressly amended by this Certificate of Amendment, the Series A COD remains in full force and effect. Without limiting the foregoing, the remainder of Section 3(e) is unchanged, including the requirement that the Company may not waive Section 3(e) without the consent of holders of a majority of the Common Stock.

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